Exhibit 10.20

Director Compensation Arrangements

Compensation of Non-Employee Directors Upon Initial Election to the Board

Each non-employee director will be entitled to receive a non-qualified stock option having an aggregate Black-Scholes cash value of $120,000, rounded to the nearest 100 shares, provided that in no case shall such stock option be less than 25,000 shares (so long as 25,000 shares are required to be granted under the equity incentive plan of the Corporation).  Such option shall be for the purchase of common stock of the Corporation and shall vest annually over three years and be granted on the fifth business day following his or her initial election to the Board.

Annual Compensation of Non-Employee Directors

Each non-employee director will be entitled to receive an annual retainer in the amount of $35,000 paid in four equal quarterly installments. The Chairman will also be entitled to receive an additional annual retainer of $35,000 paid in four equal quarterly installments. Each non-employee director member of the Audit Committee will be entitled to receive an additional annual retainer of $9,000 paid in four equal quarterly installments. Each non-employee director member of the Compensation Committee will be entitled to receive an additional annual retainer of $6,000 paid in four equal quarterly installments. Each non-employee member of the Governance Committee will be entitled to receive an additional annual retainer of $5,000 paid in four equal quarterly installments. The Committee Chairman of the Audit Committee will be entitled to receive an additional annual retainer of $18,000 paid in four equal quarterly installments.  The Committee Chairman of the Compensation Committee will be entitled to receive an additional annual retainer of $12,000 paid in four equal quarterly installments.  The Committee Chairman of the Governance Committee will be entitled to receive an additional annual retainer of $5,000 paid in four equal quarterly installments.  Each non-employee director will also be entitled to receive an equity award having an aggregate cash value of $80,000, rounded to the nearest 100 shares, vesting fully one year from the date of grant and granted on the fifth business day following the Corporation’s Annual Meeting of Stockholders, with such award to be evidenced by a grant of deferred stock awards of restricted stock units.  In addition, non-employee directors shall be reimbursed for their expenses incurred in connection with attending Board and Committee meetings.